EXHIBIT 11

                              TRAILER BRIDGE, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                  Three Months
                                                Ended March 31,
                                            -----------------------------
                                               1999             1998
                                            ------------      -----------

Net (loss) income                           $(1,683,679)      $    69,156
                                             ==========        ==========

Common shares:

Weighted average shares
     outstanding during the period -
     shares used for basic earnings
     per share                                9,777,500         9,777,500

Shares issuable under stock
     options which are potentially
     dilutive                                         -                 -
                                             ----------        ----------

Shares used for diluted earnings
     per share                                9,777,500         9,777,500


Basic earnings per common
     share                                  $     (0.17)      $      0.01
                                             ==========        ==========

Diluted earnings per common
     share                                  $     (0.17)      $      0.01
                                             ==========        ==========